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                                                                     EXHIBIT 2.2

                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

   This Amendment No. 1 to the Stock Purchase Agreement, dated as of July 17, 1996 (the "Purchase Agreement"), by and among Prince Holding Corporation, the Sellers listed on Schedule 1 thereto, and Johnson Controls, Inc., is made by and among the Sellers, PHC and Buyer as of this 25th day of September, 1996. Capitalized terms used but not otherwise defined herein shall have the respective meanings accorded such terms in the Purchase Agreement.

   WHEREAS, the Sellers, PHC and Buyer, as a result of negotiations between such parties relating to the provision of certain indemnities and services from and after the Closing Date and in order to give effect to the terms of that certain letter agreement dated September 20, 1996 by and among the Sellers, PHC and Buyer, wish to amend the Purchase Agreement in certain respects, all upon the terms and conditions set forth herein;

   NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  1. The Purchase Agreement is hereby amended as follows:

   1.1 Each reference to the word "Agreement" in the Purchase Agreement (when referring to the Purchase Agreement) shall be followed by the words ", as amended."

   1.2 Section 1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following language:

   "1.   Purchase and Sale of Shares.   On the terms and subject to the
  conditions of this Agreement, at the Closing Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, all of the Shares outstanding on the Closing Date, for an aggregate purchase price of $1,225,392,540 (the "Initial Purchase Price")."

  1.3 Section 2(a)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following language:
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   "(i)  At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Sellers (A) by wire transfer to bank accounts designated in writing by the Sellers immediately available funds in an amount equal to $725,392,540, (B) a promissory note in the aggregate amount of $500,000,000 substantially in the form attached hereto as Exhibit B, (C) certified copies of resolutions duly adopted on or prior to the date hereof by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, (D) certified copies of Buyer's certificate of incorporation and by-laws, (E) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (F) a short-form certificate of good standing of Buyer, certified by the Secretary of State of Buyer's state of incorporation as of a date not more than three business days prior to the Closing Date, and (G) such other certificates and instruments that the Sellers and their counsel may reasonably request."

  1.4 Notwithstanding Sections 3(a)(iv), 3(b)(iv) and 8(j) of the Purchase Agreement, the parties hereto hereby agree to waive any requirement that the Lease and Services Agreement be executed and delivered as a condition of Closing and further agree to use good faith efforts to negotiate, execute and deliver a hangar facilities lease and aircraft services agreement as soon as reasonably practicable following the Closing Date.

  1.4 All references in the Purchase Agreement, including the Schedules thereto, to the "Assignment, Assumption and Indemnification Agreement" shall be revised to read "Indemnification and Stock Redemption Agreement."

  1.5  The reference to "Schedule 4(k)" at the end of the eighth sentence of
Section 8(g)(i) of the Purchase Agreement shall be revised to read "Schedule 4(l)."

  1.6 Section 17(iii) of the Purchase Agreement is hereby amended to add, immediately after the address for Elsa D. Prince, the following additional address:

                            "PHC, L.L.C.
                            190 River Avenue, 3rd Floor
                            Holland, MI  49423
                            Attention:  Robert Haveman".

  1.7  Schedules 4(f)-1, 4(f)-2, 4(h), 4(o), 5(b), 8(g) and 25 to the Purchase
Agreement shall be replaced in their entirety with the corresponding schedules attached to this Amendment,
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and Schedule 4(g) of the Purchase Agreement shall be amended to include the supplemental information attached hereto as Schedule 4(g).

  2. Miscellaneous.

  2.1 Except as expressly set forth herein, no change is made hereby to the terms and provisions of the Purchase Agreement and the Purchase Agreement shall remain in full force and effect.

  2.2 This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                           *     *     *     *     *
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   IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.


                                             JOHNSON CONTROLS, INC.


                                             By:  /s/ Stacy L. Fox
                                             Name:  Stacy L. Fox
                                             Title:   Attorney-in-Fact



                                             PRINCE HOLDING CORPORATION


                                             By:  /s/ Robert Haveman
                                             Name: Robert Haveman
                                             Title:   Treasurer and Secretary



                                             SELLERS


                                             By:  /s/ Robert Haveman
                                             Name: Robert Haveman
                                             Title:   Their Attorney-in-Fact